SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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CELERITEK, INC.

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March 14, 2005

To Mimix and Celeritek Employees,

Today, Mimix Broadband, Inc. and Celeritek, Inc. jointly announced their agreement for Mimix to acquire substantially all of the assets of Celeritek (CLTK) of Santa Clara, California, a manufacturer of GaAs devices since 1984. This acquisition will create a true strategic alliance to which both organizations bring unique and distinct advantages, all of which are complementary to a combined business. Celeritek will give Mimix an immediate platform to expand its product portfolio and serve new, complementary markets. The combined company will offer a more diversified product portfolio to serve the top tier telecom, satellite and defense companies. As a result, a stronger, larger entity will emerge with the assets and capabilities to be a leading MMIC player in both the microwave and millimeter-wave wireless communications marketplaces.

Clearly, this is an exceptional event in our lives, and a big step for each of our companies. The acquisition of Celeritek assets by Mimix will give us the opportunity to achieve tremendous benefits for our telecom and defense customers, as well as our shareholders and employees — our collective performance over the next few months will help prove those benefits.

Any two merging companies face a number of challenges in effectively integrating their businesses. Managers of both companies will be very focused on making this integration a success story. As a result, we will take the following action:

•	We will bring the executive teams of the two organizations together over the next forty-five days. They will begin working together to determine how we can best combine these two companies in order to leverage the best practices and special assets of Mimix and Celeritek. This time will also give us a chance to work closely together, build strong relationships and gain mutual respect for each other and our companies.

While we will be taking the necessary steps to manage this merger effectively, the most important step in achieving success is your support and involvement. More information will follow, but here is what we need most from you immediately:

•	Stay focused. Continue doing what you have been doing. The first mistake made by most companies is to lose focus on the current business operations. To keep it from becoming an issue, we are creating a dedicated team to focus on the planning and implementation of the merger activities. We need each of you to trust them and focus your time on the day-to-day businesses.

•	Keep a positive attitude. The reason for this merger is to move the two companies to the next level of excellence. We want to be the dominant player in our businesses. This acquisition is about growth. We need all of you working with us if we are to achieve our objectives. If you have any issues or concerns that are getting in the way of your performance of your job, then please let your manager know so we can address those issues and remove any performance barriers.

•	Be ready to participate, when needed, on the integration planning and implementation effort. For now our focus is maintaining the current business, but teams are being launched to address the merger activities and many of you will be asked to play a role.

•	Be understanding. In any business integration, there are uncertainties to be resolved and decisions to be communicated. In order to keep you informed, we will be launching teams to focus on effective communications across the two organizations. The first priority is to address all of the personal issues our employees, customers, and other key stakeholders may have about what this merger means to them.

Combining our two companies to build the very best platform in the MMIC industry is exciting. We are each committed to building a very high-quality organization, with excellent service and superior performance that is second to none. Joining our two companies into one cohesive company is a tremendous undertaking, but one that is achievable with your support.

We look forward to communicating our progress to you throughout the next few months. In the meantime, please direct any questions that you may have to Rick or Tamer.

Sincerely,

Rick Montgomery	Tamer Husseini
CEO, Mimix Broadband, Inc.	CEO, Celeritek, Inc.

Where to Find Additional Information Regarding the Transaction

This letter is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek will file a Form 8-K with the SEC containing the terms of the asset purchase agreement and will mail a proxy statement to shareholders of Celeritek in connection with the proposed sale of assets and dissolution. Shareholders of Celeritek are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at www.sec.gov. A free copy of the proxy statement, when it becomes available, may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, CA 95054, Attn.: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Celeritek at www.celeritek.com. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of Celeritek in connection with the transactions, and their direct and indirect interest, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by Celeritek with the SEC.